Ex-99.2 a)

                                                               WASHINGTON MUTUAL




As of and for the year ended December 31, 2002, Washington Mutual, Inc and subsidiaries (the Company) has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS. As of and for this same period, the Company had in effect a fidelity bond and errors and omissions policy in the amount of $110 million and $20 million, respectively.





/s/ Craig S. Davis
-------------------------------------
Craig S. Davis
President
Home Loans & Insurance Services Group





/s/ Anthony T. Meola
-------------------------------------
Anthony T. Meola
Executive Vice President
Home Loans & Insurance Services Group




February 18, 2003